Exhibit 10.11

Summary of Compensation Paid to United Bankshares Inc.’s Executive Officers

     On November 4, 2004, the Compensation Committee (the “Committee”) of United Bankshares, Inc. met to review the performance of the Company for 2004, to establish the Chief Executive Officer’s and the other executive officers’ base salary for 2005, to determine the cash incentive awards for the Company’s executives for 2004, and to determine the number of options to grant to the Company’s officers and employees under the Company’s 2001 Incentive Stock Option Plan.

     The Company’s Executive Compensation program consists of three basic components: (1) base salary; (2) short-term cash incentives; and (3) long-term stock incentives. The Committee is responsible for the administration of the Company’s Executive Compensation programs, which includes recommending to the Board of Directors base salary levels, short-term cash incentives and long-term stock incentives for all executive officers of the Company. The Committee’s Executive Compensation policies are designed to provide competitive levels of compensation that integrate compensation with the Company’s annual and long-term performance goals and assist in attracting and retaining qualified executives. The Company’s compensation policies will be discussed in detail in the Report of the Compensation Committee included in the Company’s proxy statement.

Compensation of the Named Executive Officers Other than the Chief Executive Officer

     On November 4, 2004, the Committee reviewed recommendations by the Chief Executive Officer relating to base salary for 2005, short-term cash incentives for 2004, and grants of stock options under the Company’s 2001 Incentive Stock Option Plan for the Company’s named executive officers. In reviewing the recommendations, the Committee considered (i) the financial performance of the Company and (ii) a presentation by the Chief Executive Officer. The Chief Executive Officer based his presentation and recommendations on an analysis of personal performance ratings provided by the named executive officers, peer group data obtained from the Watson Wyatt survey, and the Chief Executive Officer’s evaluation of the named executive officers.

     Based on its review of this analysis, the Committee approved the following compensation for named executive officers of the Company who had been reported in the 2004 proxy statement and those who are expected to be named executive officers in the 2005 proxy statement:

		2004 Cash	Incentive Stock
Name/Position	2005 Salary	Incentive	Option
Steven E. Wilson Executive Vice President, Chief Financial Officer, Secretary and Treasurer	$247,447	$112,500	15,000
James B. Hayhurst, Jr. Executive Vice President	210,000	66,500	10,000
Kendal E. Carson Executive Vice President	220,000	75,000	10,000
James J. Consagra, Jr. Executive Vice President	210,000	75,000	10,000

     These recommendations were presented to the Board of Directors for approval at its meeting on November 22, 2004. The Board of Directors approved the recommendations of the Committee.

     All cash incentives were paid on January 3, 2005. The stock options were granted on the opening bid price on November 4, 2004 of $36.71.

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Compensation of the Chief Executive Officer

     At its meeting on November 4, 2004, the Committee recommended a new base salary for 2005, a short-term cash incentive for 2004, and a grant of stock options under the Company’s 2001 Incentive Stock Option Plan for Richard M. Adams, the Chairman of the Board of Directors and the Chief Executive Officer of the Company. In determining the compensation for Mr. Adams, the Committee considered the financial performance of the Company, information relating to compensation paid to Chief Executive Officers of peer banks, and the individual performance of Mr. Adams. A more detailed explanation of the factors considered when determining Mr. Adams’ compensation will be set forth in the Compensation Committee Report in the Proxy Statement. The following table sets forth the Committee’s recommendations to the Board of Directors for Mr. Adams’ compensation:

		2004 Cash	Incentive Stock
Name/Position	2005 Salary	Incentive	Option
Richard M. Adams Chairman of the Board of Directors and Chief Executive Officer	$625,000	$385,000	30,000

     These recommendations were presented to the Board of Directors for approval at its meeting on November 22, 2004. The Board of Directors approved the recommendations of the Committee.

     The cash incentive was paid on January 3, 2005, and the stock options were granted on the opening bid price on November 4, 2004 of $36.71.

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